Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EST, 1/27/11 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Fourth Quarter, 2010 Results

WISCONSIN RAPIDS, WI — January 27, 2011 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology-based school improvement and student assessment programs for K12 schools, today announced financial results for the quarter ended December 31, 2010. Revenues for the fourth quarter of 2010 were $34.2 million, an increase of 5.5% from fourth quarter 2009 revenues of $32.4 million. Net income was $7.6 million, or $0.26 per share, an increase of 13.4 % from fourth quarter 2009 income of $6.7 million, or $0.23 per share.

Revenues for the twelve-month period ended December 31, 2010 were $130.1 million, up 7.1% from 2009 revenues of $121.5 million. Net income was $23.9 million for the twelve-month period ended December 31, 2010, up 19.9% from the prior year’s net income of $19.9 million. Earnings per share for the twelve months of 2010 were $0.82, compared to $0.68 for the twelve months of 2009.  Net income for 2010 includes a tax benefit that resulted from an audit settlement in the first quarter 2010 for $1.1 million, or $0.04 per share.

“We are pleased to report solid financial results in the midst of a difficult education funding environment,” commented Glenn R. James, Chief Executive Officer.   “Revenue and earnings both achieved steady growth compared to fourth quarter 2009, operating margins remained strong at nearly 33%, and cash flow was healthy.  However, orders declined by 11% in the quarter, reflecting both a continuation of the seasonal shift in our order pattern and the economic environment.

“We expect school funding to remain challenging for at least the next school year,” continued James, “On the other hand, we believe the long term potential for our business is outstanding, and that we have the right products at the right time. Therefore, in the face of the current difficult environment, we are continuing to make investments in our products and resources, which we believe will improve our growth trajectory in the future.”

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Renaissance Learning added approximately 500 new customer schools during the quarter, and total schools worldwide that are actively using the Company’s products number over 70,000. Of these, approximately 34,000 are actively using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 5:00 p.m. EST today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EST. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on January 27, 2011 at 8:00 p.m. through February 3, 2011 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 364648.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of technology-based school improvement and student assessment programs for K12 schools.  Adopted by more than 70,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products and school improvement programs help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products and programs accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s expectations regarding future growth and the impact of funding issues on Company results.  These forward-looking statements are based on current expectations and current assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s growth initiatives, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net sales:
Products	$ 22,156	$ 22,220	$ 86,660	$ 86,030
Services	12,067	10,205	43,434	35,483
Total net sales	34,223	32,425	130,094	121,513

Cost of sales:
Products	3,299	3,128	13,770	13,730
Services	3,461	2,921	13,560	11,691
Total cost of sales	6,760	6,049	27,330	25,421

Gross profit	27,463	26,376	102,764	96,092

Operating expenses:
Product development	3,943	4,006	16,369	16,494
Selling and marketing	8,865	9,078	38,710	35,960
General and administrative	3,450	3,083	13,427	13,113

Total operating expenses	16,258	16,167	68,506	65,567

Operating income	11,205	10,209	34,258	30,525

Other income (expense), net	60	52	284	452

Income before income taxes	11,265	10,261	34,542	30,977

Income taxes	3,690	3,580	10,654	11,054

Net income	$ 7,575	$ 6,681	$ 23,888	$ 19,923

Income per share:
Basic and Diluted	$ 0.26	$ 0.23	$ 0.82	$ 0.68

Weighted average shares outstanding:
Basic	29,259,860	29,261,998	29,292,879	29,222,327
Diluted	29,260,037	29,262,154	29,293,420	29,222,387

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	December 31,	December 31,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$ 9,845	$ 36,207
Investment securities	6,630	3,278
Accounts receivable, net	7,873	10,535
Inventories	5,042	4,290
Prepaid expenses	1,668	1,962
Income taxes receivable	327	3,679
Deferred tax asset	5,008	3,827
Other current assets	711	629
Total current assets	37,104	64,407

Investment securities	3,661	4,650
Property, plant and equipment, net	6,720	6,848
Goodwill	2,854	2,827
Other non-current assets	3,450	4,534

Total assets	$ 53,789	$ 83,266

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 2,874	$ 921
Deferred revenue	64,791	54,224
Payroll and employee benefits	5,609	5,404
Other current liabilities	2,340	2,648
Total current liabilities	75,614	63,197

Deferred revenue	7,051	5,262
Deferred compensation and other employee benefits	2,538	1,871
Income taxes payable	3,426	4,801
Other non-current liabilities	213	184
Total liabilities	88,842	75,315

Total shareholders' equity	(35,053)	7,951

Total liabilities and shareholders' equity	$ 53,789	$ 83,266